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                                                                    EXHIBIT 99.1
                                    [AS AMENDED TO CORRECT TYPOGRAPHICAL ERRORS]

                                                     NEWS RELEASE
                                                     FOR IMMEDIATE RELEASE

                                                     CONTACT: MERILYN H. HERBERT
                                                     VICE PRESIDENT, INVESTOR
                                                     RELATIONS
                                                     (615) 370-1377



                    PROVINCE HEALTHCARE ACQUIRES MISSISSIPPI
                                    HOSPITAL


         Brentwood, Tennessee April 3, 2000--Province Healthcare Company (Nasdaq: PRHC) announced today the signing of a definitive agreement between the Company and Bolivar County, Bolivar, Mississippi, for Province to acquire the assets and business of the Bolivar Medical Center through a long-term lease agreement.

         Located in Cleveland, Mississippi, the hospital has 141 acute care beds, 24 skilled nursing beds and 35 long-term care beds [note: original press release stated "106 acute care beds"] and annual revenues of approximately $30 million. Under the agreement, Province will acquire the Bolivar Medical Center through a 40-year lease with prepaid rent of approximately $26 million.

         Martin S. Rash, Chairman, President and Chief Executive Officer of Province Healthcare, commented, "Bolivar Medical Center in Cleveland, Mississippi, represents exactly the kind of hospital we like to acquire. It is the only hospital in a community approximately 40 miles from Clarksdale, Mississippi, 50 miles from Greenwood, Mississippi and 100 miles from Memphis, Tennessee; has a service area population of 55,000; is located in a vibrant growing market and can benefit from our ability to add physicians and services. We look forward to being a good neighbor in Cleveland."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. With this acquisition, the Company will own or lease 16 general acute care hospitals in 9 states with a total of 1,527 licensed beds [note: original press release stated "1,433 licensed beds"]. The Company also provides management services to 48 primarily non-urban hospitals in 18 states and Puerto Rico with a total of 3,584 licensed beds.

         Contact: Merilyn H. Herbert, Province Healthcare Company (PRHC) at
(615) 370-1377.